Exhibit 99.1

PDI Settles Lawsuit With Cellegy Pharmaceuticals

PR Newswire -- April 12, 2005

SADDLE RIVER, N.J., April 12 /PRNewswire-FirstCall/ -- PDI, Inc. (Nasdaq: PDII) today announced that it has settled its lawsuit against Cellegy Pharmaceuticals, Inc. regarding an exclusive license agreement entered into in 2002 with Cellegy for Cellegy’s Fortigel(TM) product in the North American markets. The agreement gave PDI the exclusive right to market Fortigel in the US, Mexico and Canada after approval of the drug by the FDA (which to date has not been obtained by Cellegy). PDI sought to rescind the license agreement on the grounds that it was procured by Cellegy’s fraudulent acts and PDI sought damages resulting from the breach of the agreement by Cellegy.

          The settlement agreement provides that Cellegy will:

*	Pay PDI $2 million cash today;

*

Issue to PDI a secured promissory note for $3 million, payable in 18 months, with earlier payments against the note to the extent of 50% of funds received by Cellegy as royalties, licensing fees and/or milestones from licensees of Cellegy’s Tostrex and Rectogesic products in territories outside of North America, 50% of upfront license fees and/or milestones from Fortigel licensees in North American markets, and 10% of proceeds received by Cellegy in excess of $5 million from any financings by Cellegy; and

*

Issue to PDI a $3.5 million principal amount of senior convertible note due in three years; Cellegy may call the note at any time at an amount equal to the principal amount. After 18 months, PDI may convert the note into Cellegy common stock at a price of $1.65 per share; the note is senior to all present and future obligations of Cellegy.

In addition, under the settlement agreement, the license agreement is terminated. PDI will have no further financial obligations to Cellegy and all product rights will be returned to Cellegy.

“PDI was confident in its case against Cellegy, but decided to settle the litigation to avoid the time, cost and potential management distraction of a trial. PDI could receive $8.5 million with the possibility of additional upside potential,” stated Beth R. Jacobson, Executive Vice President and General Counsel of PDI.

About PDI, Inc.

PDI, Inc. (Nasdaq: PDII) is a leading provider of outsourced sales and marketing services to the biopharmaceutical and medical devices and diagnostics industries. PDI’s comprehensive set of next-generation solutions is designed to increase its clients’ strategic flexibility and enhance their efficiency and profitability. Headquartered in Saddle River, NJ, PDI also has offices in Pennsylvania and Illinois.

PDI’s sales and marketing services include dedicated, shared, clinical and combination sales teams; marketing research and consulting; medical education and communications; talent recruitment; and integrated commercial solutions from pre-launch through patent-expiration. The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives. PDI’s global presence is maintained through a strategic partnership with In2Focus, a leading U.K. provider of outsourced sales services.

PDI’s commitment is to deliver innovative solutions, excellent execution and superior results to its clients. Through strategic partnership and client-driven innovation, PDI maintains some of the longest sales and marketing relationships in the industry. Recognized as an industry pioneer, PDI continues to innovate today as a thought-starter for the outsourcing of sales and marketing services.

For more information, visit the Company’s website at
http://www.pdi-inc.com.

Forward Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, changes in our operating expenses, adverse patent rulings, FDA, legal or accounting developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, and the risk factors detailed from time to time in PDI’s periodic filings with the Securities and Exchange Commission, including without limitation, PDI’s Annual Report on Form 10-K for the year ended December 31, 2004, and PDI’s periodic reports on Form 8-K filed with the Securities and Exchange Commission since January 1, 2005. This press release concerns payments that Cellegy is obligated to make in the future. There is no assurance that these payments will be made and that Cellegy will remain financially viable and able to make the required payments. The forward looking-statements in this press release are based upon management’s reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

SOURCE  PDI, Inc.
    -0-                             04/12/2005
    /CONTACT:  Stephen P. Cotugno, Executive Vice President-Corporate
Development of PDI, Inc., +1-201-574-8617/
    /Web site:  http://www.pdi-inc.com